FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
March 27, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy to Host Technical Meeting in Boston

Salt Lake City, March 27, 2007 – FX Energy, Inc. (NASDAQ: FXEN) today announced that a technical presentation by Richard Hardman will be held in Boston on Thursday April 26, 2007. Mr. Hardman is a director and head of the technical team for FX Energy. The presentation will focus on the Company’s exploration and development projects in Poland and will begin at 12:15 p.m. Eastern. Individuals interested in attending the meeting in person should contact the Company as space is limited. For those not attending the meeting in person, a webcast of the audio and slide presentation will be available through a link on the FX Energy website at www.fxenergy.com

“We are fortunate to have a director with Richard Hardman’s extensive professional experience in the North Sea and European oil and gas basins. Over a 40 year career, Richard has been a key leader in multiple major oil and gas discoveries. He is a valuable complementary asset to our technically strong, full-time geologic staff led by Jerzy Maciolek. We believe Richard’s geological sophistication and unique perspective will be helpful to all of those attending our Boston meeting,” said David Pierce, president of FX Energy.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 2.8 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports.